Optical Coherence Tomography (OCT) Optical Engine Development Program and Supply Agreement

THIS AGREEMENT is entered into between AXSUN TECHNOLOGIES, INC. (hereafter “AXSUN”) having its principal offices at 1, Fortune Drive, Billerica, MA 01821 and Lantis Laser, Inc. (hereafter “Lantis”) with its principal offices at 11 Stonebridge Court, Denville, NJ 07834 (each individually a “Party” and, collectively, the “Parties”).

The purpose of the Agreement is to establish the terms under which AXSUN will develop and sell to Lantis an Optical Coherence Tomography Optical Engine (hereafter “ OCT Optical Engines”) according to the specification and development program laid out in Appendix A. (hereafter ”the Program”).

Upon completion of the Program, AXSUN will manufacture and supply the Optical Engine to Lantis on the terms contained in this Agreement.

1	Development Program and Initiation: The Program will commence immediately upon receipt by AXSUN of Purchase Order(s) (hereafter “PO(s)”) for:

MILESTONE	DESCRIPTION	SCHED. COMPL. DATE	NRE CHARGES
PO#1	Materials	May 5, 2008	$37,500
PO#2	Beta 1 – 3 Fiber Systems	July 7, 2008	$37,500
PO#3	Critical Design Review	August 15, 2008	$25,000
PO#4	Availability Final Electronics	August 30, 2008	$37,500
PO#5	Beta 2 – 5 Systems	October 8, 2008	$37,500
PO#6	1000 Optical Engines	Delivery per Schedule in Appendix C

A.
The Purchase Order (PO#6) for 1000 Optical Engines at $5,000 each is non-cancelable with delivery scheduled from Q1/2009 through Q2/2010 according to the estimated quarterly release schedules and terms thereof-as shown in Appendix C.

B.	The payment of $37,500 for the PO#1 shall be received by AXSUN within 10 business days of the effective date of this Agreement.
C.	NRE payments thereafter shall be received by AXSUN within 10 days of completion of the previous phase and commencement of the next phase.

2
Pricing: Upon the successful completion of the Phase III Optical Engine as set forth in the Proposal, the first 1000 Optical Engines will be supplied by AXSUN as specified in PO#6 on the projected schedule in Appendix C.

A.
If Lantis takes delivery up to the end of Q2/2010 in excess of the 1000 Optical Engines as specified in PO #6, then the total amount ordered will be priced according to the volume/Price Schedule below.

B.
Lantis must take delivery of at least 600 Optical Engines, at a rate of 100 Optical Engines per calendar quarter, beginning within 45 days of FDA clearance being received to market its OCT dental system.

If by the end of the 18 months there is a delivered shortfall on the order as per PO#6 then Lantis can take delivery of these systems within the next 6 months at a price of $6250.

Exclusivity will continue as per terms in Section 4 below if Lantis takes delivery of an additional 100 OCT Optical Engines by the end of the 8 quarter period following FDA approval of the Lantis system. These additional OCT Optical Engines would be priced at $6250.

C.
After the initial purchase orders have been received, the pricing schedule as set out below will become effective for purchases over the following 12 month period from when the initial PO for Optical Engines is satisfied but not before Q2/2010. This schedule is independent of exclusivity requirements set forth in Section 4, below:

Volume / Price Schedule
Volume (units)	Maximum Delivery Time	Unit Pricing
250-499	12 Month	$7,400
500-999	12 Months	$6,750
1000-2499	18 months	$5,000
2500-4,999	18 Months	$4,875
5,000+	18 months	$4,700

D.	Delivery from AXSUN will be six to eight (6-8) weeks from receipt of Lantis’ written purchase orders for which signed confirmation shall be given.
E.
Lantis must take delivery of the quantities as specified in the Volume/Price Schedule, above, within the stated maximum delivery time. Delivery from AXSUN will be agreed upon in each PO and AXSUN will provide Lantis with a weekly schedule of future deliveries for each PO.

F.	AXSUN will not be held responsible for substantiated supplier delays, and such delays will be added to the Maximum Delivery Time.
G.
In the event that Lantis no longer has an exclusive license under Section 4 then AXSUN shall grant a nonexclusive license to the use and sale of the OCT Optical Engine for the field of use defined as Human and Animal Dentistry on a worldwide basis on payment terms that are no greater than the lowest payment terms for a license for the use and sale of the OCT Optical Engine for the field of use defined as Human and Animal Dentistry that AXSUN grants to any nonexclusive third party licensee of such license.

3
Optical Engine Specifications: The Preliminary Target Specifications are set forth in Table 2 of the Proposal in Appendix A. These may be modified or amended by mutual agreement of the Parties during the Program. If the Preliminary Target Specifications are modified or amended, AXSUN has the option to make reasonable changes to the Program's schedule and the preceding pricing, subject to Lantis’ reasonable review and approval.

4
Exclusivity and Renewal: Subject to the terms of this Agreement, Lantis is hereby granted exclusivity for the use and sale of the OCT Optical Engine for the field of use defined as Human and Animal Dentistry and without limitation as to territory (The Exclusive Field of Use).

A.
In order for Lantis to maintain its exclusivity, it must take delivery of a minimum of 300 OCT Optical Engines in 2009, 500 OCT Optical Engines in 2010 (a minimum of 100 engines per quarter), and 750 OCT Optical Engines in 2011.

B.
After 2011, Exclusivity can be maintained provided that Lantis maintains Minimum Purchase Volumes that correspond to 40% of the forecast annual worldwide frequency domain Optical Coherence Tomography system placements (by all companies) within the Exclusive Field of Use. The procedure for determining the market size is:

(1)
No later than 90 days prior to the end of the prior calendar year, Lantis will provide AXSUN its data generated in good faith as to the forecast annual worldwide Optical Coherence Tomography system placements.

(2)	AXSUN and Lantis will mutually agree in writing as to the quarterly Minimum Purchase Volume for the next calendar year.
(3)
In the event AXSUN and Lantis do not mutually agree in writing, then the annual minimum purchase volume will be determined by arbitration pursuant to the Commercial Rules of the American Arbitration Association. The arbitration will be held before a single arbitrator in Massachusetts. The arbitrator will have authority only to establish Minimum Purchase Volumes and will have no authority with respect to any other matters under this Agreement.

C.
Additionally, Lantis will purchase a minimum of eighty five percent (85%) of its Optical Engine requirements for frequency domain Optical Coherence Tomography system placements within the Exclusive Field of Use from AXSUN.

5
Intellectual Property and Royalty: AXSUN shall own the intellectual property to the Optical Engine. Lantis is granted license to use and sell this intellectual property, only in its products incorporating the OCT Optical Engine, that are purchased by Lantis from AXSUN and delivered to its customers or for its internal use. No other rights exist or are implied. In the case where both parties shall jointly develop intellectual property, both parties will share the ownership of the intellectual property. AXSUN agrees to pay Lantis a royalty equal to 2% of the selling price it receives for products sold to other customers that use the technology developed utilizing Lantis NRE funding for this Program. AXSUN will cap such royalty payments to Lantis at $175,000, or the amount of current and future additional development costs or the total milestone payments, actually received by AXSUN.

6
Termination: Lantis has the option to terminate this Program at the end of each of the last 4 Milestones (PO #2 to PO #5), as outlined in Section 1 above, without further obligation to AXSUN, provided that Lantis makes the then-due payment to AXSUN, including additional NRE as shown in Appendix E (pursuant to the Termination without Cause language below) as a result of order cancellation. Any non-exclusive licenses to Lantis, Lantisʼ exclusivity, and royalty rights under Sections 2, 4 and 5, respectively, above, will be forfeited. In addition, the Purchase Order for 1000 Optical Engine units shall immediately be deemed cancelled.  In the event of Termination by Lantis, without cause, then the parties agree to the revised NRE payment schedule by milestone in Appendix E. However, if Lantis terminates due to cause or failure to meet the project goals and specifications, then the NRE payment schedule by milestone in Section 1 will apply.

AXSUN may only terminate the Program at the time of the Critical Design Review, (PO #3), if AXSUN reasonably determines that the design goals of Phase III cannot be met. However, prior to any such termination, Lantis and AXSUN will review whether continuation of the Program can be effected with a modified set of design goals, criteria and schedules. The parties will use best efforts to reach a mutual accommodation.

AXSUN has the right to terminate this Program if Lantis fails to make any payment set forth in the Proposal, within 30 days of the payment due date.

7
Warranty: AXSUN warrants all OCT Optical Engines sold to Lantis will be of merchantable quality, and free from defects in material, workmanship and design for a period of one (1) year from the date of delivery to Lantis. Repaired or replacement OCT Optical Engines provided under warranty are similarly warranted for a period of six (6) months from the date of delivery to Lantis or the remainder of the original warranty term, whichever is longer. The warranty on OCT Optical Engines provided in Calendar year 2008 is six (6) months.

EXCEPT AS EXPRESSLY PROVIDED HEREINABOVE, AXSUN MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO OPTICAL ENGINES. AXSUN DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

8
Indemnification: AXSUN shall hold Lantis harmless against any expense, loss, or damages, and defend any suit or proceeding brought against Lantis insofar as it is based on a claim that the OCT Optical Engines, or any part thereof, furnished under this contract, infringe any patent or other intellectual property of any third party, if notified promptly in writing and given authority, information, and assistance (at AXSUN's expense) for the defense of same.

Lantis has not provided any design specifications or instructions for the development of the OCT Optical Engine under this Program.

Lantis shall hold AXSUN harmless against any expense, loss, or damages resulting from intellectual property infringement arising from the use of the AXSUN OCT Optical Engine in its Dental imaging system, if notified promptly in writing and given authority, information, and assistance (at Lantis’ expense) for the defense of same.

9	Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

10	Payment Terms: Optical Engines delivered to Lantis are priced FCA Factory, Billerica, MA. Payment is due Net 45 days from date of invoice.

11	Continuation of Supply: AXSUN and Lantis agree to the continuation of supply agreement in Appendix D.

12
Term: This Agreement will commence on the Effective Date and continue in full force and effect for a period of four (4) years, unless terminated earlier pursuant to Section 6. Thereafter, this Agreement may be renewed annually subject to the mutual written agreement of the parties prior to expiration of the then in effect term.

13
Confidentiality. At all times during the Term and thereafter, each party shall keep confidential and not disclose, directly or indirectly, and shall not use for the benefit of itself or any other individual or entity any Confidential Information of the other party and shall take reasonable measures to safeguard such information. “Confidential Information” means any trade secrets or confidential or proprietary information whether written, digital, oral or other form which is unique, confidential or proprietary to the disclosing party, including, but not limited to, the terms and conditions of the Agreement, and any other materials or information related to the business or activities of the disclosing party which are not generally known to others engaged in similar businesses or activities. Each party shall return to the disclosing party any of the disclosing party’s Confidential Information upon request and/or upon termination of this Agreement.

14
Press Releases. Neither party shall issue a press release regarding this relationship without the other party’s prior written approval. Notwithstanding the foregoing, the parties shall issue a joint press release announcing this OCT Optical Engines development and supply arrangement within thirty (30) days of entering into this Agreement.

15
Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR IS OTHERWISE ON NOTICE OF SUCH POSSIBILITY UNLESS THE PARTY IN DEFAULT HAS ACTED FRAUDULENTLY OR WITH WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

16
Assignment. The Parties agree not to assign any of their rights or obligations under this Agreement to any other third party without first obtaining the written approval of the other Party, provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the assets or stock of such Party or of a business of such Party to which this Agreement pertains, or in connection with any merger or change of control transaction of such Party, without the prior written consent of the other Party.  Nevertheless, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

17
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

18
Amendments and Waivers. Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the Parties hereto. No waiver of any right, power or remedy following a breach of this contract is valid unless it is made in writing.

19
Entire Agreement. Lantis acknowledges having read and executed this Agreement and agreed to be bound by its terms. This Agreement is the product of both of the Parties hereto, and constitutes the entire agreement between such Parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the Parties hereto regarding such transactions are expressly canceled and superceded.

20	Recitals. The recitals hereof shall form an integral part of this Agreement.

21	Governing Law. This Agreement shall be governed and construed in all respects by the laws of the State of New York, without regard to principles of conflict of laws.

22
Notice. All notices hereunder must be in writing and mailed by certified mail, return receipt requested, or by prepaid courier service, or by telecopier with receipt confirmed by telephone, to each party’s address first set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of May 15, 2008.

AXSUN TECHNOLOGIES INC	LANTIS LASER, INC.

By: /s/	By: /s/
Name: Dale C. Flanders	Name: Stanley B Baron
Title: CEO	Title: President & CEO

Date Signed: May 13, 2008	Date Singed:May 13, 2008

[Signature Page to Optical Engine Development Program and Supply Agreement]

APPENDIX A

Proposal for Development of a 1300nm Frequency Domain OCT Optical Engine

Prior work has been carried out in a “Phase I” program between Axsun and Lantis Laser to validate and confirm technical capability and feasibility of a frequency domain, swept source OCT Optical Engine for use in the field of Dental imaging. This proposal addresses a continuation of that work effort and involves additional design and development of technology, process methodology and manufacturing capabilities specifically for the final sub-system component that is a swept source frequency domain, OCT Optical Engine, (the “Optical Engine”), to be incorporated into a product to be manufactured by Lantis Laser in the Dental industry.

Project Timeframe:  May 2008 – October 2008

Project Objective:
The objective of this program is to develop a swept laser source, frequency domain, Optical Engine as a sub-system, designed for manufacturing and integration with digital control electronics and software provided by Lantis Laser for inclusion and assembly into a Dental imaging application product.

Project: Phase II/III Optical Coherence Tomography (OCT) Optical Engine for Dental Imaging Application
Continuation of the Optical Engine development program will be carried out in two additional phases. Phase II will address the design and development of an interim Beta Optical Engine, (Beta design-1). Phase III will migrate the knowledge and technical capabilities learned from earlier work into the design of an integrated Optical Engine module, (Beta design-2), utilizing the AXSUN integration platform, specifically addressing manufacturing issues to lower product cost and improve product reliability.

Project Scope:
Phase II -
Phase II of the project encompasses the design and assembly of an interim all fiber, Optical Engine to be identified as Beta design-1. The purpose of the Beta design-1 Optical Engine will be to verify higher system performance specifications over the Phase 1, (alpha), system. Improvements include: 1) develop new enhanced optical receiver electronics, 2) adding a fixed optical delay line to more accurately model the final integrated Optical Engine. Additionally, the enhanced system will serve as a test platform for verification of overall system integration issues involving Lantis’ optical interfaces, digital electronic controls and software control. Phase II includes developing an all fused fiber based Optical Engine with, where possible, off the shelf components (couplers, Photodiodes etc).

Also in Phase II is the design of custom optics and electronics that will be implemented in the follow-on program Phase. The conclusion of Phase II will be final documentation of performance testing and system designs expected as verification of enhancements to the Optical Engine design allowing the project to carry forward, into the final development Phase.

Phase III -
Upon successful completion of Phase II, Phase III project activities will be focused on “design for manufacturing”. The primary focus is to develop an Optical Engine that replaces the all fiber coupled system design with an integrated optical module utilizing the AXSUN integration platform to reduce or eliminate fiber junctions and take advantage of free space optics for significant cost and size reduction. Additionally, effort will be undertaken to improve on overall system performance, increase product reliability and address any optical or operational issues that were identified in earlier project work.

Appendix A, Page - 8 -

AXSUN may fabricate critical source parts. All assembly and test of the Optical Engine will be performed at AXSUN’s facility in Billerica, MA

Phase II, Goals:
Time Line: May 7th – July 7th, 2008

The principal goals of Phase II are:

1.	Design and fabrication of custom optical receivers to replace the purchased Thor Labs receivers used in Phase I,
2.	Design micro-optic components for the Optical Interface module (taps, beam splitters, etc)
3.	Design the Optical interface module utilizing AXSUN’s integration platform incorporating the pointing laser chip for the optimal level of functional integration.
4.
Build 3 fused fiber Beta design-1 OCT Systems for Lantis to perform clinical studies. Systems to incorporate Lantis digital electronics and be controlled by Lantis Dental Imaging System software application. A block diagram of the Optical Engine is shown in Figure 1 and the Drawing in Figure 2 shows the layout of the Optical Engine in the Lantis Chassis. Axsun will provide Lantis with all necessary software and hardware interface documentation to facilitate incorporation into Lantis’s overall system design.

5.
Perform test and characterization of the components both as a sub-system and with the MEMS based probe as a full system and document results. (A detailed test protocol, test method and test report format needs to be agreed upon between AXSUN and Lantis.)

6.	Design custom electronics board(s) for the integrated OCT system to be delivered in Phase III.

AXSUN Deliverables (July 7, 2008):

1.	Deliver (3) integrated fiber-based OCT systems, meeting operational specifications, to Lantis Laser for Dental Imaging Application testing.
2.
Detailed Beta design-1, system Performance Specification Report from fiber coupled prototypes and lessons learned report detailing design improvements and specifications leading into the Phase III development program.

3.	Detailed design documentation of micro-optic components and Optical interface module for review and acceptance by Lantis.

Lantis Laser Deliverables:
1.	(3) digital boards for system integration.
2.	(3) Chassis for system integration
3.	(3) Linear Power Supplies for system integration
4.	(3) Tested MEMS probes
5.	Detailed documentation of the digital electronic control interfaces required for Phase III Optical Engine integration.

Appendix A, Page - 2 -

Figure 1; Beta design-1, OCT Optical Engine in All Fiber Implementation

Figure 2; Beta design-1, Physical Layout of Fiber Based OCT Optical Engine

Appendix A, Page - 3 -

Goals for Phase III (Completion by October 8, 2008)

The principal goals of Phase III are:

1.	Deliver (5) integrated Beta design-2, OCT Systems meeting design specifications, suitable for Dental imaging.
a.	OCT Optical Engine consisting of:
i.	OCT Tunable Laser
ii.	Micro optics, OCT Optical Interface Module with integrated Red pointing laser,
iii.	Electronics including:
1.	Tunable Laser HV amplifier circuit
2.	Interferometer Clock pulse detector and pulse doubling circuit
3.	High SNR optical receivers with anti-aliasing filters
iv.	OCT Optical Engine Mechanical Mount chassis
(Assumes that Lantis provides the external chassis and switching power supply See figure 4 for a functional block diagram of the OCT Optical Engine and figure 5 for a physical layout)

2.	Evaluate integrated Beta design-2 OCT systems against the Beta design-1 all fiber OCT System and document the system level specifications and performance.
3.	Documentation of work efforts and testing results including creation of specific reports for product performance, failure analysis, design specifications and handoff to manufacturing.
4.	Creation of manuals and documents to allow Lantis to continue to use the product in a manufacturing environment and support of on-going regulatory approval processes.

AXSUN’s Statement of Work to address the above goals is:

1.	Build and evaluate optical interface modules (See figure 3)
a.	Design refinement/procurement of custom micro-optic devices
b.	Optical bench design refinement and procurement
c.	Optimization of manufacturing processes and alignment algorithms
d.	Test and characterization of modules
e.	Integration of module with control electronics
2.	Fabrication of custom single board OCT Optical Receiver Analog Controller
a.	Procurement of components
b.	Fabrication of PCB(s) including tooling charges for manufacturer
c.	Test and debug PCBs and modify if needed
d.	Integrate with Probe and Lantis Electronics
e.	Respin PCB’s as necessary
3.	System integration and integration of probe with Optical Engine.
a)	Integration of optical modules with new PCB controller, system hardware and firmware debug and characterization.
b)	Integration of probe with Optical Engine and system characterization and test.
4.	Create Software Interface Manual and example source code
5.	Create Electronics interface manual with specifications and testing procedures.
6.	Create Product Test program including design documentation and performance specifications for product testing purposes.

Appendix A, Page - 4 -

Figure 3 Layout of Integrated Optical Interface Module

AXSUN Deliverables (October 8th, 2008):

1.	Deliver (5) OCT Optical Engines performing to specification, integrated into Lantis Lasers OCT system.
2.	Performance Comparison to fiber coupled prototypes and design specifications.
3.	Reports detailing a technical design and specification update for integrated OCT system.
4.
Lessons learned report stating any known system performance issues, suggestions for performance improvements and further cost reductions. A segment of this report should also address a path to the next generation of the product design.

Lantis Laser Deliverables:

1.	(5) digital boards for system integration.
2.	(5) tested MEMS probes for integration
3.	Power supplies and chassis for system integration

Appendix A, Page - 5 -

Figure 4 OCT System with Free Space Integrated Optical Interface Module

Figure 5 Integrated OCT System with Heatsink and Fiber Management

Appendix A, Page - 6 -

Appendix B

OCT Optical Engine Specifications

Functional Description: 1300 nm AXSUN Tunable OCT Optical Engine

This device is intended for use in the Lantis OCT Imaging System.

To meet product requirements, Lantis requires a clean visible image data window to be suitable for Dental imaging applications. Displayable Optical window must be free from optical or electrical artifacts that may be generated by the OCT Optics Engine or subsequent control electronics.

OCT Optical Engine Specification:

Parameter	Symbol	Min	Typ	Max	Unit	Conditions
Repetition rate (Master Clock)		9	10	11	KHz
Imaging Range			10		mm	Measured in air
Imaging Resolution			45	60	um	Lantis Probe Spec.
SNR			100		dB	Measured at Optical receiver output
# of Usable Clock Pulses		2150	2200
Allowable Clock Jitter			7	10%
Wavelength Range	λc	1250-1260		1350-1360	nm	Measured dynamically at 10KHz
3dB Emission Bandwidth	λBW	65	75		nm
Output power	Po	18	20		mW	Modulated sinusoidally at 10KHz measured with a calibrated power meter
Power Consumtion			15		W	Over 15 to 35 degC

Table 1 OCT Optical Engine Specifications

Appendix B, Page - 1 -

Appendix C

Projected Quarterly Purchase Order Amounts for OCT Optical Engines

Quarterly projected shipments against PO#6 for 2009/2010 (Assumes FDA approval by the end of calendar 2008):

	Q1'2009	Q2'2009	Q3'2009	Q4'2009	Q1'2010	Q2'2010
Units Delivered	100	150	150	200	200	200

Appendix C, Page - 1 -

APPENDIX D
Continuation of Supply Agreement

This Continuation of Supply Agreement is applicable to production OCT Optical Engines only, and not to development prototype units.

AXSUN shall offer for sale to Lantis, during the term of the Agreement and for at least two (2) years after the expiration of the Agreement OCT Optical Engines conforming to the specifications in Appendix A of the Agreement, or to such other specifications as authorized officials of the parties may from time to time mutually agree in writing.

In the event AXSUN fails to supply the OCT Optical Engine substantially in accordance with the release schedules provided by Lantis under open purchase orders, then AXSUN shall, without obligation of or charge to Lantis, provide Lantis with the technical information or any other rights required so that Lantis can manufacture, have manufactured or obtain such OCT Optical Engines from other sources for Lantis’ products only and only within the exclusive field of use. The technical information includes, by example; and not by way of limitation: (a) manufacturing drawings and specifications of raw materials and components comprising such Material or Parts, (b) manufacturing drawings and specifications covering special tooling and the operation thereof, (c) a detailed list of all commercially available Material or Parts and components purchased by Supplier on the open market disclosing the Material or Part number, name and location of the Supplier and price lists for the purchase thereof. If Lantis' use of the technical information involves use or copying of copyrighted material or the practice of any invention covered by a patent, AXSUN shall not assert the copyright or patent against Lantis, its vendors, distributors, customers, and their respective affiliates, subsidiaries and assigns. AXSUN’s obligation to supply the technical information is subject to Lantis written agreement to maintain the confidentiality of any technical information and ensure the protection of AXSUN's trade secrets and confidential information.

Appendix D, Page - 1 -

APPENDIX E
Revised Schedule of NRE Payments

In the event that Lantis terminates the agreement without cause as stated in section 6, Lantis and Axsun agree to the following revised NRE payments and milestones.

			NRE Payment
Milestone	Description	Scheduled Date	Due
Program Kickoff	Prepayment for Materials	April 29th, 2008	$50,000
Fiber System Delivery	Delivery of 3 Fiber Based Systems	June 30th, 2008	$100,000
Critical Design Review	Review of Electronics and Optical interface module designs forIntegrated OCT System	August 15, 2008	$100,000
Electronics Delivery	Availability of Final Electronics PCBs	August 30, 2008	$100,000
Integrated System Delivery	Delivery of 5 Integrated OCT Systems	September 30, 2008	$100,000

Appendix E, Page - 1 -